Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
DEC 25, 2009 AND SEP 30, 2009
(In Thousands)

	DEC 25, 2009	SEP 30, 2009
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	15,242	10,354
Inventories	11,188	6,491
Deferred Income Taxes	2,050	2,050
Other Current Assets	193	110
Total Current Assets	28,673	19,005

NET FIXED ASSETS	11,118	2,391

NON-CURRENT ASSETS
Goodwill	507	0
Deferred Income Taxes	12,620	13,026
Other Non-Current Assets	117	47
TOTAL ASSETS	53,035	34,469

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	2,414	1,147
Accounts Payable	7,299	4,183
Accrued Payroll and Related Taxes	1,313	1,564
Other Accrued Expenses	1,219	531
Other Current Liabilities	413	190
Total Current Liabilities	12,658	7,615

LONG TERM DEBT	19,301	6,600
TOTAL LIABILITIES	31,959	14,215

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Issued – 9,833,930, Outstanding – 8,821,057
Common stock, par value $.01 per share	98	97
Treasury Shares at Cost - 1,012,873 shares	(1,413)	(1,413)
Additional Paid-in Capital	40,699	40,632
Retained Earnings	(18,308)	(19,062)
TOTAL SHAREHOLDER’S EQUITY	21,076	20,254

TOTAL LIABILITIES & EQUITY	53,035	34,469

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD DEC 25, 2009 AND DEC 26, 2008
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	DEC 25, 2009	DEC 26, 2008	DEC 25, 2009	DEC 26, 2008

Sales	18,060	15,857	18,060	15,857
Cost of Sales	15,247	13,623	15,247	13,623
Gross Profit	2,813	2,234	2,813	2,234

Less: Operating Expenses
Selling & G&A	1,500	1,287	1,500	1,287
Restructuring	0	0	0	0
Total Operating Expenses	1,500	1,287	1,500	1,287

Operating Profit	1,313	947	1,313	947

Interest and Financing Expense	95	124	95	124
Other Expense/(Income)	59	0	59	0
Net Income before Income Taxes	1,159	823	1,159	823

Provision for /(benefit from)Income Tax	406	291	406	291

Net Income	753	532	753	532